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Exhibit 4.9

AMENDED AND RESTATED

WARRANT

THE SECURITIES REPRESENTED HEREBY OR ISSUABLE UPON THE EXERCISE OF ALL OR ANY PORTION OF THIS AMENDED AND RESTATED WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT"), OR ANY STATE SECURITIES LAWS AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EITHER CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

        IF THE COMPANY EFFECTS A PUBLIC OFFERING OF ITS SECURITIES, THE SECURITIES REPRESENTED HEREBY OR ISSUABLE UPON THE EXERCISE OF ALL OR ANY PORTION OF THIS AMENDED AN RESTATED WARRANT WILL BE SUBJECT TO A MARKET STANDOFF AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH WILL BE AVAILABLE FROM THE SECRETARY OF THE COMPANY; PROVIDED, HOWEVER, THAT SUCH MARKET STANDOFF AGREEMENT IS 180 DAYS OR LESS AND IS IN THE SAME FORM AND SHALL HAVE THE SAME TERMS AS IS AGREED TO BY THE HOLDERS OF ALL OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

TELEUNIVERSITY, INC.

Common Stock Purchase Warrant
to
Purchase            Shares
of
Common Stock

This Common Stock Purchase Warrant is issued to:

by TELEUNIVERSITY, INC., a Delaware corporation (hereinafter called the "Company", which term shall include its successors and assigns).

        This Amended and Restated Warrant is made and entered into as of                             and effective as of the Effective Date (as defined below).

        WHEREAS, the Company issued (or was obligated pursuant to the License Agreement dated                             between Holder and the Company (the "License") to issue) to the Holder on                              a Warrant exercisable for            shares of Common Stock (as defined below) (the "Original Warrant");

        WHEREAS, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("Warburg Pincus"), has proposed to purchase shares of Series A Convertible Preferred Stock of the Company (the "Proposed Financing") pursuant to a Securities Purchase Agreement (the "Purchase Agreement");

        WHEREAS, it is a condition to the obligations of Warburg Pincus under the Purchase Agreement that the Holder amend and restate each Original Warrant as provided herein;

        WHEREAS, it is a condition to the obligations of the Warburg Pincus under the Purchase Agreement that the shareholders of the Company and the Company enter into a Stockholders Agreement, the form of which is attached as Exhibit A hereto (the "Stockholders Agreement") under which the parties shall agree to certain matters relating to the operations of the Company and the disposition and voting of the shares of Company's stock;

        WHEREAS, it is a condition to the obligations of Warburg Pincus under the Purchase Agreement that the Company enter into a Registration Rights Agreement, the form of which is attached as Exhibit B hereto ("Registration Rights Agreement"), under which the Company shall grant the parties thereto certain registration rights; and

        WHEREAS, the Holder, in consideration of the benefits expected to inure to Holder from the Proposed Financing, agrees to execute and deliver and be bound this Amended and Restated Warrant, the Stockholders Agreement and the Registration Rights Agreement (collectively, the "Transaction Documents") pursuant to the terms hereof;

        NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

          A.    Effective Date.    This Amended and Restated Warrant and the Joinder Agreement as (defined below) shall become effective only as of the Initial Closing Date (as defined in the Purchase Agreement) (the "Effective Date"). If the Initial Closing (as defined in the Purchase Agreement) should fail to occur, the terms of this Amended and Restated Warrant and the Joinder Agreement shall not become effective, the Original Warrant shall remain in full force and effect and the Holder shall have no obligation to amend each Original Warrant pursuant to Section B below.

          B.    Amendment of Original Warrant.    Each Original Warrant is amended by the terms hereof, and to the extent inconsistent with this Amended and Restated Warrant, all prior oral or written agreements of the parties as to the matters set forth herein are superceded by this Amended and Restated Warrant.

          C.    Stockholders Agreement and Registration Rights Agreement.    The Holder agrees to, and this Warrant and the shares of Common Stock as defined below issued upon exercise of this Amended and Restated Warrant shall, become subject to the terms and provisions of the Stockholders Agreement substantially in the form attached hereto as Exhibit A and the Registration Rights Agreement substantially in the form attached hereto as Exhibit B, by executing and delivering to the Company a joinder agreement in substantially the form attached hereto as Exhibit C (a "Joinder Agreement") simultaneously with the execution of this Amended and Restated Warrant pursuant to which the Holder will become a party to, and be bound by and obligated to comply, with the terms and provisions of the Stockholders Agreement and the Registrations Rights Agreement on the Effective Date, provided, however, if the Holder is a party to the Stockholders Agreement and the Registration Rights Agreement prior to the Effective Date, the execution and delivery of a Joinder Agreement is not required under this Amended and Restated Warrant.

          D.    Waivers, Representations and Covenants of Holder.    Holder hereby acknowledges and agrees that (a) this Amended and Restated Warrant, the Consent Of Roberts Wesleyan College Including Amendment To License (the "Consent") executed simultaneously with this Amended and Restated Warrant, the Registration Rights Agreement and the Stockholders Agreement constitute the entire understanding of the parties hereto relating to the rights of the Holder regarding the Common Stock issuable upon the exercise of the Amended and Restated Warrant and any rights related to such Common Stock or Amended and Restated Warrant, and (b) this Amended and Restated Warrant, the Consent, the Stockholders Agreement and the Registration Rights Agreement together supersede all prior understandings among such parties related to the subject matter hereof and thereof. The provisions of any prior agreements, written or oral, relating to such rights are hereby terminated and shall have no further force or effect and all rights thereunder are hereby waived in their entirety, except as set forth herein; provided, however, the foregoing termination shall not apply to the License. Holder disclaims and waives any rights or claims to: (a) any securities or equity of the Company, any options or warrants for the securities of the Company and any rights to purchase or sell securities of the Company other than as evidenced by this Amended and Restated Warrant and the Outstanding Shares (as defined in the Consent), excluding any adjustment rights in connection with the Audit granted in the Consent and any License Share Rights (as defined in the Consent); and (b) any voting rights, registration rights, or other rights with respect to securities of the Company, outstanding on the date hereof or issued in the future, that are inconsistent or in conflict with the terms of the Consent, this Amended and Restated Warrant, the Registration Rights Agreement and the Stockholders Agreement, whether such rights were granted under any previous or future shareholders agreement or other agreement including without limitation the License. Notwithstanding any provision herein to the contrary or the exercise of this Amended and Restated Warrant or conversion of the Notes, the waivers, representations and covenants of the Holder herein shall survive indefinitely and shall constitute a release of liability of the Company for any claims to rights waived.

          E.    Restrictions on Transfer.    The Holder acknowledges that the Company will issue the shares of Common Stock issuable upon exercise of this Amended and Restated Warrant in reliance on an exemption from registration under the Securities Act of 1933, as amended (the "Act"). The Holder agrees not to sell or otherwise dispose of the shares of Common Stock unless Holder establishes to the Company's reasonable satisfaction that the transfer of the shares is not violation of the Act, applicable state securities laws, or other laws. The Holder represents to the Company that the Holder is acquiring the Common Stock issuable upon exercise of the Amended and Restated Warrant for investment and not with a view towards the resale, transfer or distribution, nor with any present intention of distributing the shares, but subject, nevertheless, to any requirement of law that the disposition of the Holder's shares shall at all times be within the Holder's control, and without prejudice to the Holder's right at all times to sell or otherwise dispose of all or any part of such shares under a registration under the Act or under an exemption from said registration available under the Act. The Holder represents to the Company that the Holder has had access to complete information about the Company, its business, management, and prospects and that the Holder understands the nature, and is able to bear the economic risks, of an investment in shares.

          F.    Independent Counsel.    The Holder acknowledges that the Holder has been provided with an opportunity to consult with the Holder's own counsel with respect to this Amended and Restated Warrant.

        FOR VALUE RECEIVED, and subject to the terms and conditions hereinafter set forth, the registered holder of this Amended and Restated Warrant as set forth on the books and records of the Company (the "Holder") is entitled, upon surrender of this Amended and Restated Warrant, to purchase from the Company up to            fully paid and non-assessable shares of common stock, $0.01 par value per share, of the Company (the "Common Stock"), at the Exercise Price (as defined below) per share.

        This Amended and Restated Warrant shall expire at the close of business on                             .

        1.     (a)    The right to purchase shares of Common Stock represented by this Amended and Restated Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Amended and Restated Warrant (properly endorsed, if required) at the principal office of the Company at 4350 E. Camelback Road, Suite 240-B, Phoenix, Arizona 85018 (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and upon payment to the Company, by cash or by certified check or bank draft, of the Exercise Price for such shares. The Company agrees that the shares of Common Stock so purchased shall be deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on of the date on which this Amended and Restated Warrant shall have been surrendered and payment made for such shares of Common Stock as aforesaid. Certificates for the shares of Common Stock so purchased (together with cash adjustment in lieu of any fraction of a share) shall be delivered to the Holder within reasonable time, not exceeding five (5) business days, after the rights represented by this Amended and Restated Warrant shall have been so exercised, and, unless this Amended and Restated Warrant has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Amended and Restated Warrant shall not then have been exercised, in all other respects identical with this Amended and Restated Warrant, shall also be issued and delivered to the Holder within such time, or, at the request of the Holder, appropriate notation may be made on this Amended and Restated Warrant and the same returned to the Holder.

            (b)   This Amended and Restated Warrant may be exercised to acquire, from and after the date hereof, the number of shares of Common Stock set forth on the first page hereof; provided, however, the right hereunder to purchase such shares of Common Stock shall expire at the close of business on                             .

        2.     The Company covenants and agrees that all Common Stock upon issuance against payment in full of the Exercise Price by the Holder pursuant to this Amended and Restated Warrant will be validly issued, fully paid and nonassessable and FREE from all taxes, liens and charges with respect to the issue thereof; and, without limiting the generality of the foregoing, the Company covenants and agrees that it will take from time to time all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the then effective Exercise Price. The Company further covenants and agrees that during the period within which the rights represented by this Amended and Restated Warrant may be exercised, the Company will have at all times authorized, and reserved for the purpose of issue or transfer upon exercise of the rights evidenced by this Amended and Restated Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Amended and Restated Warrant and will procure at its sole expense upon each such reservation of shares the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed or inter-dealer trading systems on which the Common Stock is then traded, if applicable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed or inter-dealer trading system on which the Common Stock is then traded, if applicable. The Company will not take any action which would result in any adjustment in the number of shares of Common Stock purchasable hereunder if the total number of shares of Common Stock issuable pursuant to the terms of this Amended and Restated Warrant after such action upon full exercise of this Amended and Restated Warrant and, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and other rights to purchase shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation, as then amended.

        3.     The Initial Exercise Price is $            per share of Common Stock (the "Initial Exercise Price"). The Initial Exercise Price shall be adjusted as provided for below in this Section 3 (the Initial Exercise Price, and the Initial Exercise Price as thereafter adjusted pursuant to this Section 3, shall be referred to as the "Exercise Price"), and the Exercise Price shall be further adjusted as provided for below in this Section 3. Upon each adjustment of the Exercise Price in this Section 3, the Holder shall thereafter be entitled to receive upon exercise of this Amended and Restated Warrant, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock obtained by

(a) multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment, and (b) dividing the product thereof by the Exercise Price resulting from such adjustment. The Exercise Price shall be adjusted as follows:

            (i)  In the case of any amendment to the Certificate of Incorporation of the Company (other than the amendment authorizing the Series A Convertible Preferred Stock) to change the designation of the Common Stock or the rights, privileges, restrictions or conditions in respect to the Common Stock or division of the Common Stock, this Amended and Restated Warrant shall be adjusted so as to provide that upon exercise thereof, the Holder shall receive in lieu of each share of Common Stock theretofore issuable upon such exercise, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by the Holder issuable upon such exercise had the exercise occurred immediately prior to such designation, change or division. This Amended and Restated Warrant shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this Subsection 3(i) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

           (ii)  If the Company shall at any time subdivide its outstanding shares of Common Stock into greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

          (iii)  If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation or entity, or the sale of all or substantially all of the Company's assets to another corporation or other entity shall be effected in such way that holders of shares of Common Stock shall be entitled to receive stocks, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of Common Stock, then, as condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 3), lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, such shares of stock, securities, other evidence of equity ownership or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of this Amended and Restated Warrant under this Section 4 had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares of Common Stock receivable upon the exercise of this Amended and Restated Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, other evidence of equity ownership or assets thereafter deliverable upon the exercise hereof (including an immediate adjustment, by reason of such consolidation or merger, of the Exercise Price to the value for the Common Stock reflected by the terns of such consolidation or merger if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation or merger). Subject to the terms of this Amended and Restated Warrant, in the event of a merger or consolidation of the Company with or into another corporation or other entity as result of which the number of shares of common stock of the surviving corporation or other entity issuable to holders of Common Stock of the Company is greater or lesser than the number of shares of

  Common Stock of the Company outstanding immediately prior to such merger or consolidation, then the Exercise Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company. In the event of (i) a merger or consolidation such that after such merger or consolidation the Company is not the surviving entity or the ultimate parent of the surviving entity, (ii) the sale of all or substantially all of the assets of the Company, or (iii) the reorganization or liquidation of the Company (a "Corporate Event"), the Company shall require the successor entity or parent thereof to assume the obligation to deliver to the Holder such shares of stock, securities, other evidence of equity ownership or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive or otherwise acquire; provided, however, the Board of Directors of the Company may, subject to providing the Holder 10 days prior written notice of such Corporate Event, in its discretion and in lieu of requiring such assumption, provide that all such outstanding obligations shall terminate as of the consummation of such Corporate Event, and provide that the Holder will receive payment in respect of cancellation of such obligations based on the amount (if any) by which the per share consideration being paid for the Common Stock of the Company in connection with such Corporate Event exceeds the applicable exercise price, such payment to be made in cash, or, in the sole discretion of the Board of Directors of the Company, in such other consideration necessary for the Holder to receive property, cash or securities as the Holder would have been entitled to receive upon the occurrence of the transaction if the Holder had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by this Amended and Restated Warrant at such time.

        Whenever the Exercise Price shall be adjusted pursuant to this Section 3, the Company shall issue a certificate signed by its President or Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including description of the basis on which the Board of Directors of the Company made any determination hereunder), and the Exercise Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to the Holder of this Amended and Restated Warrant. The Company shall make such certificate and mail it to the Holder promptly after each adjustment.

        No fractional shares of Common Stock shall be issued in connection with any exercise of this Amended and Restated Warrant. In lieu of such fractional shares, the Company shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Exercise Price then in effect.

        4.     In the event the Company grants rights to all stockholders to purchase Common Stock, the Holder shall have the same rights as if this Amended and Restated Warrant had been exercised immediately prior to such grant.

        5.     This Amended and Restated Warrant need not be changed because of any change in the Exercise Price or in the number of shares of Common Stock purchasable hereunder

        6.     The terms defined in this paragraph, whenever used in this Amended and Restated Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified. The term "Common Stock" shall mean and include the Company's Common Stock, $0.01 par value per share, authorized on the date of the original issue of this Amended and Restated Warrant and shall also include, in case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Paragraph 4 hereof, the stock, securities or assets provided for in such paragraph. The term "Company" shall also include any successor corporation to TeleUniversity, Inc. by merger, consolidation or otherwise. The term "outstanding" when used with reference to Common

Stock shall mean at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by, or for the account of, the Company. The term "1933 Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission, or any other Federal agency then administering the 1933 Act, all as the same shall be in effect at the time.

        7.     This Amended and Restated Warrant is exchangeable, upon the surrender hereby by the Holder at the office or agency of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares of Common Stock as shall be designated by the Holder at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Amended and Restated Warrant or any such new Warrants and, in the case of any such loss, theft or destruction, upon delivery of bond of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender or cancellation of this Amended and Restated Warrant or such new Warrants, the Company will issue to the Holder a new Warrant of like tenor, in lieu of this Amended and Restated Warrant or such new Warrants, representing the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

        8.     The Company will at no time close its transfer books against the transfer of this Amended and Restated Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Amended and Restated Warrant in any manner which interferes with the timely exercise of this Amended and Restated Warrant. Except as set forth herein, this Amended and Restated Warrant shall not entitle the Holder to any voting rights or any rights as a stockholder of the Company. The rights and obligations of the Company, the Holder, and any holder of shares of Common Stock issuable hereunder shall survive the exercise of this Amended and Restated Warrant.

        9.     By accepting this Amended and Restated Warrant, the Holder hereby agrees that if the Company effects public offering for its securities pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), other than a registration statement relating to an offering of debt securities of the Company, securities being offered in a transaction described under Rule 145 promulgated under the Securities Act or under or in connection with an employee benefit plan of the Company (a "Public Offering"), then the Holder, in connection with, and in anticipation of, such Public Offering, if requested by the Company or the managing underwriter, if any, in such Public Offering, hereby agrees to enter into with the Company (or the managing underwriter) a customary Market Stand-Off Agreement pursuant to which the Holder agrees not to sell, make any short sale of, loan, pledge (or otherwise encumber or hypothecate), grant any option for the purchase of, or otherwise directly or indirectly dispose of this Amended and Restated Warrant or any of the shares of Common Stock issuable upon the exercise of this Amended and Restated Warrant without the prior written consent of the Company (or the managing underwriter) for such period of time as the Board of Directors of the Company establishes in good faith, which period, in no event, shall exceed 180 days from the date that the Company consummates its Public Offering.

        10.   By acceptance of this Amended and Restated Warrant, the Holder acknowledges that each certificate representing the securities issuable upon the exercise of all or any portion of this Amended and Restated Warrant (together with any other securities issued or issuable in respect hereof and thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event)

shall bear the following legends (in addition to any legends required by applicable state securities laws and the Stockholders Agreement (defined in Section C above)):

        "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT"), OR ANY STATE SECURITIES LAWS AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EITHER CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS."

        "IF THE COMPANY EFFECTS A PUBLIC OFFERING OF ITS SECURITIES, THE SECURITIES REPRESENTED HEREBY OR ISSUABLE UPON THE EXERCISE OF ALL OR ANY PORTION OF THIS AMENDED AND RESTATED WARRANT WILL BE SUBJECT TO A MARKET STANDOFF AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH WILL BE AVAILABLE FROM THE SECRETARY OF THE COMPANY; PROVIDED, HOWEVER, THAT SUCH MARKET STAND OFF AGREEMENT IS 180 DAYS OR LESS AND IS IN THE SAME FORM AND SHALL HAVE THE SAME TERMS AS IS AGREED TO BY THE HOLDERS OF ALL OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK."

        11.   The validity, interpretation and performance of this Amended and Restated Warrant and each of its terms and provisions shall be governed by the laws of the State of New York or another state designated by the Company, without giving effect to the principles of conflicts of law thereof.

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Warrant to be signed by its duly authorized officer under its corporate seal as of November 12, 2003.

TELEUNIVERSITY, INC.
By:	/s/ Scott Turner Scott Turner Chief Executive Officer

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  Exhibit 4.9